FOR IMMEDIATE RELEASE – May 11, 2016	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces First Quarter 2016 Financial Results

DURHAM, N.C.--

M&F Bancorp, Inc. (“Company”) (OTCPink: MFBP), the parent company of M&F Bank (“Bank”), announced unaudited financial results for the three months ended March 31, 2016 today.

James H. Sills III, President and CEO of the Company, stated “We continue to improve the overall asset quality and condition of the Bank. These efforts resulted in total past dues including non-accrual loans to 3.35% of total loans, which has decrease further since the end of the year. In addition, our team continues to strive to further reduce the ratios during the year. During the first quarter of 2016, we experienced lower than expected loan growth, which resulted in lower than expected earnings for the quarter. We have implemented a number of internal changes to reduce our overhead to improve the Bank’s efficiency ratio. Further, we launched an online lending and deposit platform to cast the net wider to attract more customers to the Bank. Going forward in 2016, we are focused on generating more sales and asset growth by tapping into the markets and communities we serve. These steps are necessary to help us grow our loan portfolio and earnings.”

The Company recorded a net loss for the three months ended March 31, 2016 of $81,000 compared to a net loss $169,000 for three months ended March 31, 2015, an improvement of $88,000. Net loss available to common shareholders for the three months ended March 31, 2016 was $140,000 compared to a net loss of $228,000 during the comparable period of 2015, an improvement of $88,000. Diluted loss per common share increased $0.04 to ($0.07) for the three months ended March 31, 2016 compared to ($0.11) during the comparable period of 2015.

The Company produced net interest income of $2.3 million for the three months ended March 31, 2016, which was down from the $2.4 million generated same period of 2015. Interest income decreased $105,000 or 4.08% to $2.5 million for the three months ended March 31, 2016 as compared to the same period of the prior year. Interest expense increased $7,000 or 4.05% to $180,000 for the three months ended March 31, 2016 compared to $173,000 for the comparable period in 2015.

There was no provision for loan losses for the three months ended March 31, 2016 or 2015.

Noninterest income increased $37,000 or 9.46% to $428,000 for the three months ended March 31, 2016 as compared to the comparable period in 2015. The increase was primarily associated and $11,000 increase in rental income, $11,000 increase in revenue from bank owned life insurance policies and the collection of insurance proceeds related to a foreclosed property during the first quarter of 2016 with no such revenue during the comparable 2015 period.

Noninterest expense decreased $177,000 or 5.93% to $2.8 million for the three months ended March 31, 2016 compared to $3.0 million for the same period of 2015, primarily driven by reductions in other real estate owned expenses.

Total assets as of March 31, 2016 were $304.7 million, up 2.16% or $6.4 million from $298.3 million as of December 31, 2015. During the three months ended March 31, 2016, loans decreased to $160.7 million, down 2.52% or $4.2 million, from $164.9 million as of December 31, 2015. Cash and cash equivalents increased by $11.9 million to $40.2 million as of March 31, 2016 as a result of loan payoffs and temporary-increase in deposits due to seasonality. Interest-bearing time deposits at other financial institutions remained unchanged at $6.7 million at March 31, 2016 and December 31, 2015. Available-for-sale investment securities decreased $1.0 million or 1.32% to $78.9 million at March 31, 2016 from $79.9 million at December 31, 2015.

The allowance for loan losses was $3.4 million as of March 31, 2016 and December 31, 2015, which represented 2.14% and 2.08%, respectively, of total loans outstanding. Other real estate owned totaled $2.5 million and $2.8 million at March 31, 2016 and December 31, 2015, respectively, a decrease of 7.96%. The decrease was driven by significant efforts from the Bank to dispose of nonperforming assets.

Total liabilities as of March 31, 2016 were $268.1 million, up 2.32% or $6.1 million from $262.0 million as of December 31, 2015. Total deposits increased 3.07% or $7.8 million to $262.5 million at March 31, 2016 from $254.7 million at December 31, 2015. Other borrowings decreased 3.94% or $37,000 to $901,000 at March 31, 2016 compared to $938,000 at December 31, 2015. The decrease represents principal payments on capital leases for equipment and other long-term debt. Other liabilities, which decreased $1.7 million to $4.7 million at March 31, 2016 from $6.4 million at December 31, 2015. The decrease primarily represents the purchase of loans during 2015, which did not settle until the first quarter of 2016.

Total stockholders' equity as of March 31, 2016 was $36.6 million as compared to total stockholders' equity of $36.2 million at December 31, 2015. The increase was driven by a decrease in accumulated other comprehensive loss, which decreased $494,000 to $1.6 million compared to $2.1 million at December 31, 2015. Net loss of $81,000 and preferred dividends and accretion of $59,000 partially offset the overall increase in stockholders' equity.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.